Exhibit 2.4

STRICTLY CONFIDENTIAL

November     , 2012

To:
(the “Seller”)

Dear Sir/Madame:

Re:	LOCK-UP AGREEMENT DATED NOVEMBER 13, 2012 REGARDING ACQUISITION OF JNR RESOURCES INC. BY DENISON MINES CORP. (“Original Lock-Up Agreement”)

As you are aware, concurrently with the execution of this letter agreement, Denison Mines Corp. (“Denison”) and JNR Resources Inc. (“JNR” or the “Company”) propose to enter into an amendment (the “Amending Agreement”) to the acquisition agreement between Denison and the Company made as of November 13, 2012 (together, the “Acquisition Agreement”) to provide that the proposed acquisition by Denison, or a direct or indirect wholly owned subsidiary of Denison, (“Acquireco” and, collectively with Denison, the “Purchaser”) of all of the issued and outstanding common shares (the “Common Shares”) in the capital of JNR will proceed by way of an arrangement under the provisions of Section 288 of the Business Corporations Act (British Columbia), as amended, and the regulations thereunder, instead of by way of a take-over bid.

This amending letter agreement (the “Amending Letter”) constitutes an amendment and supplement of, and not a replacement of, the Original Lock-Up Agreement. All references to the “Lock-Up Agreement’ or to “this Agreement” shall be deemed to refer to the Original Lock-Up Agreement, as amended and supplemented hereby. All capitalized terms used in this Amending Letter that are not otherwise defined herein bear the same meanings as in the Original Lock-Up Agreement.

In consideration of Denison entering into the Amending Agreement and other good and valuable consideration the receipt and sufficiency of which Denison and the Seller each hereby acknowledge, Denison and the Seller covenant and agree as follows.

1.	The Arrangement constitutes an “Alternative Transaction” as such term is defined in the Original Lock-Up Agreement.

2.	All references in the Original Lock-Up Agreement to:

(a)	the “Offer” shall be deemed to be references to the “Arrangement”; and

(b)	the “Effective Time” shall be deemed to be references to the “Arrangement Effective Time”.

3.	Section 8(b) of the Lock-Up Agreement is deleted.

4.	Until the earlier of: (i) the Arrangement Effective Time and (ii) the date the Lock-Up Agreement is terminated in accordance with its terms (such date being the “Release Date”), the Seller shall:

(a)	attend (either in person or by proxy) the Company Meeting (including, for greater certainty, any adjournments and postponements thereof), and at such meeting, vote or cause to be voted all of the Company Shares, (including any Company Shares issued upon the exercise of any Options or Warrants held by the Seller, or over which the Seller has control or direction, or any Company Shares acquired by the Seller, on or following the date hereof and prior to the record date for voting at such meeting), and unexercised Options and Warrants, if any, that are beneficially owned by, or over which control or direction is exercised by, the Seller and which are entitled to be voted at such meeting (the “Subject Securities”) in favour of the Company Resolution and all matters related thereto, as contemplated by the Acquisition Agreement; and

(b)	vote or cause to be voted (in person or by proxy) any Subject Securities against, and not tender or cause to be tendered any Subject Securities to:

(i)	any corporate transaction, such as a merger, amalgamation, arrangement, rights offering, reorganization, recapitalization or liquidation or take-over bid or similar transaction involving the Company or the Company Shares other than the transaction contemplated by the Acquisition Agreement (the “Proposed Transaction”);

(ii)	other than the Proposed Transaction, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or the issuance of any securities of the Company; or

(iii)	any action that is reasonably likely to impede, interfere with, delay, postpone, or adversely affect in any material respect the Proposed Transaction including, without limitation, any Acquisition Proposal; and

(c)	not, except as required pursuant to this Agreement, grant or agree to grant any proxy or other right to vote the Subject Securities or enter into any voting trust or pooling agreement or arrangement or enter into or subject any of such Subject Securities to any other agreement, arrangement, understanding or commitment, formal or informal, with respect to or relating to the voting or tendering thereof or revoke any proxy granted pursuant to this Agreement.

5.

The Seller hereby covenants and agrees in favour of the Purchaser that (i) no later than 10 days prior to the scheduled date of the Company Meeting (including, for greater certainty, any adjournments and postponements thereof) the Seller shall duly complete and cause forms of proxy or voting instruction forms, as applicable, in respect of all the Subject Securities to be validly delivered as required to cause the Subject Securities to be voted in favour of the Company Resolution; and (ii) such forms of proxy or voting instruction forms, as applicable, shall not be revoked or withdrawn, unless prior written consent from the Purchaser has been obtained or this Agreement is terminated pursuant to Section 8 of the Lock-Up Agreement.

6.	The Original Lock-Up Agreement, as amended and supplemented hereby, remains in full force and effect and the Original Lock-Up Agreement and this Amending Letter shall be read together and have effect so far as practicable as though all the provisions thereof and hereof were contained in one instrument. All references to the Lock-Up Agreement or to “this Agreement” shall be deemed to refer to the Original Lock-Up Agreement, as amended and supplemented hereby.

7.	This Amending Letter may be executed and delivered in any number of original or facsimile counterparts, each of which when executed and delivered shall be considered an original and all of which taken together shall constitute one and the same instrument.

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If the foregoing is acceptable to you, please sign, date and return a copy of this Amending Letter to the Purchaser by facsimile to the number shown on the first page hereof.

Yours very truly,

DENISON MINES CORP.

By:
Ronald F. Hochstein President and Chief Executive Officer

Irrevocably accepted and agreed to this              day of         , 2012.

In the presence of:

Witness	Signature

Name (please print)